Exhibit 99.1

Cerus’ INTERCEPT Blood System for Platelets Receives Swiss Approval

CONCORD, Calif.—(BUSINESS WIRE)—Aug 19, 2009— Cerus Corporation (NASDAQ:CERS) announced today that the Swiss regulatory body, Swissmedic, has approved the use of platelet components treated with Cerus’ INTERCEPT Blood System. The approval extends permitted storage time for platelets to seven days with INTERCEPT treatment, compared to five days without treatment.

The regulatory review process by Swissmedic is similar to the regulatory processes in France (Afssaps) and Germany (Paul Ehrlich Institute), in which INTERCEPT-treated blood components have been approved as a biologic for patient use. Cerus has previously received CE mark approval for its INTERCEPT platelet and plasma systems, which allows Cerus to sell the systems in the European Union.

The INTERCEPT platelet system has been piloted in Basel over the past three years and also has been used in clinical studies elsewhere in Switzerland. It is estimated that Switzerland produces approximately 20,000 platelet doses and 75,000 plasma units for transfusion annually. The INTERCEPT plasma system is under review by Swissmedic.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is currently in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Contact:

Lainie Corten

Director, Global Communications & Marketing

Cerus Corporation

(925) 288-6319